MANAGEMENT SERVICES AGREEMENT

                                                                   July 29, 2005

Bongiovi Entertainment, Inc.
39 Hansen Farm Road
North Haven, CT 06473

Gentlemen:

      This will confirm the arrangements, terms and conditions pursuant to which Sarmatan Developments Ltd. (the "Consultant") has been retained to serve as a consultant and advisor to Bongiovi Entertainment, Inc., a Nevada corporation (the "Company"), on a non-exclusive basis in connection with its potential acquisition of an unaffiliated company. The undersigned hereby agrees to the following terms and conditions:

1.    Services

            Consultant shall, at the request of the Company, upon reasonable notice, promptly render advice to the Company in connection with (i) the acquisition and/or merger of or with other companies, and (ii) bank financings or any other financing from financial institutions or otherwise (including, but not limited to, lines of credit, performance bonds, letters of credit or loans). It is agreed and acknowledged that Consultant has provided such services to the Company prior to the date hereof, without compensation.

            The services described in this Section 1 shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultants may determine.

      2.    Term.

            This Agreement shall continue for a period of one year from the date hereof (the "Term").

      3.    Compensation.

            In full consideration for the services to be rendered by the Consultant hereunder, the Consultant shall be paid a fee of $200,000. The $200,000 shall be due and payable as follows: (i) $25,000 shall be paid on July 31, 2005, and (ii) $175,000 shall be payable within seven (7) business


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      days after closing of a material acquisition or merger by the Company.

      4. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

      5. Confidentiality. Except in the course of the performance of their duties hereunder, Consultant agrees that they shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

      6. Assignment and Termination. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

Very truly yours,                                             Consulting Fees:

SARMATAN DEVELOPMENTS, LTD.

By: /s/ Riccardo Mortara                                        $200,000.00
    --------------------

AGREED AND ACCEPTED:

BONGIOVI ENTERTANMENT, INC.

By: /s/ Larry Shatsoff
    --------------------
    Name: Larry Shatsoff
    Title: President